Exhibit 99.1

Ominto Announces Leadership Transition

Existing Board Director Mitch Hill named Interim CEO

Seattle and Bellevue, WA – Jan. 26, 2016 – Ominto Inc. (OTC PINK: OMNT), a leader in Cash Back shopping, today announced that Ominto Director Mitch C. Hill will assume the role of interim CEO. Following the launch of Ominto’s new technology partner platform, Ivan Braiker, former CEO, is leaving the company.

Michael Hansen, the company founder and largest shareholder, will continue as a director. He will also continue to guide the leadership of the company as its visionary and chief strategist while he concentrates on building and developing the sales and marketing forces of Ominto subsidiary companies worldwide. David C. Pollei will also continue as Ominto’s Chairman of the Board.

“On behalf of the board and company, we thank Ivan for his efforts that led to the launch of our entirely new technology platform,” said Mr. Hansen. “With a state-of-the-art platform now in place behind over 1,500 partner shopping portals worldwide, we are pleased to name Mitch Hill interim CEO as we embark on our next phase of global expansion. Mitch has deep financial, public markets and e-commerce expertise and has played a significant leadership role at Ominto over the past year, serving as both an Ominto Director of the Board and Chairman of the Audit Committee.”

Mr. Hill, 56, has an extensive and successful C-level track record with venture and private equity-backed firms, public markets and mergers & acquisitions. From 2013-2015, he was Executive Vice President and CFO of Alphaeon, Inc., a subsidiary of Strathspey Crown, LLC. As part of a series of strategic venture capital-backed investments, he was CFO of Cameron Health, Inc., from 2010 to 2012 (sold to Boston Scientific) and Visiogen Inc., from 2008-2010 (sold to Abbott Medical Optics).

Earlier in his career, Mr. Hill participated in groundbreaking e-commerce efforts at Buy.com Inc., a high-profile innovator in early e-commerce solutions. He served as CFO during its successful IPO and later as President. During its first year as a public company, Buy.com achieved approximately $800 million in revenue and pioneered online sales of technology products including computer hardware and software, and expanded into a multi-category retailer offering books, music, DVDs, cell phones and sporting goods. Mr. Hill also established an international footprint for the company.

“Ominto is uniquely and powerfully positioned to bring the value and concept of Cash Back to virtually any company, organization and business around the world,” said Mr. Hill. “Through our new technology platform, we provide a Cash Back rewards operating system for any organization that wants to gain added revenue streams while offering their loyal constituents highly competitive Cash Back, discounts and deals on purchases they would otherwise already be making. I look forward to this new role and supporting Michael Hansen’s global vision.”

Prior to Buy.com, Mr. Hill was CFO of Walt Disney Imagineering, a 3,000 person creative, technical and real estate/theme park development company. He began his career in the investment banking division of Goldman Sachs. Throughout his career he has supported startup launches and has transformed companies from R&D phases and private capitalization to commercialization with manufacturing, marketing and sales, including preparation for initial public offerings.

“We welcome Mitch as interim CEO and will apply his unique skills across our operating businesses,” said Mr. Pollei. “Just as Mitch helped jump start e-commerce at its inception, we believe he is well suited to support Ominto’s pioneering efforts to create a global standard in Cash Back and affinity rewards for every corner of the world.”

Mr. Hill received his MBA from Harvard Graduate School of Business Administration, with a focus in Finance, and his BS from Brigham Young University, Business Accounting, summa cum laude.

About Ominto, Inc.

Ominto, Inc., is a global e-commerce leader and pioneer of online Cash Back shopping, delivering value-based shopping and travel deals through its international network of shopping websites and Partner sites. At Ominto powered partner sites, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. Ominto powered sites feature thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. The Ominto Partner Platform offers a customized co-branded version of the dot com shopping and travel platform to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commission for the organization and Cash Back for shoppers on each transaction.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Ominto's strategy, future operations, future financial positions, prospects, plans and objectives of management are forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "target" or "continue" and similar expressions (or the negative of these terms) are intended to identify forward-looking statements. These forward statements include, among other things, statements about management's estimates regarding future revenues and financial performance and other statements about management's beliefs, intentions or goals. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: our ability to successfully obtain consumer and/or market acceptance of our membership Cash Back program; the ability to attract customers who purchase through our website; our ability to obtain additional funding and/or generate sufficient working capital to fund our operations; the ability to establish and/or maintain a large growing base of productive business associates; the ability to develop and/or maintain our growing Partner programs; the ability to obtain and maintain digital coupon content on our website; the risks related to Ominto's ability to manage its growth, including accurately planning and forecasting its financial results; the competitive environment for Ominto's business; Ominto's ability to protect consumer data and our intellectual property; the ability to adapt to mobile and technological change; the need to manage regulatory, tax and litigations risk; Ominto's ability to manage international business uncertainties; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2015.